Exhibit 10.1

CHIQUITA BRANDS INTERNATIONAL, INC.

LONG-TERM INCENTIVE PROGRAM

2006–2008 TERMS

1. General. Chiquita Brands International, Inc. (the “Company”) has established a Long-Term Incentive Program (the “LTIP”) under the Company’s Amended and Restated 2002 Stock Option and Incentive Plan (the “2002 Plan”), which was approved by the shareholders of the Company on May 22, 2003 at the 2003 Annual Meeting of Shareholders. These 2006-2008 Terms (these “Terms”) set forth the terms of Awards to be granted for the three-year period 2006-08 under the LTIP. Awards so granted are intended to be “performance-based compensation” for purposes of Section 162 (m) of the Internal Revenue Code. Except as otherwise provided in these Terms, all Awards shall be subject to, and entitled to all applicable rights and benefits provided in, the LTIP and the 2002 Plan. All capitalized terms not otherwise defined in these Terms shall be as defined in the LTIP and the 2002 Plan.

2. Eligibility for Awards.

a.	Each Participant listed on Schedule A shall be eligible for an Award under these Terms (an “Award”) for the period commencing January 1, 2006 and ending December 31, 2008 (the “Performance Period”). Such Awards shall be determined in accordance with Schedule B based on achievement of the applicable Performance Measures set forth therein.

b.	If a Participant’s employment is terminated for Cause during the Performance Period, the Participant shall not be entitled to any Award for that Performance Period. If a Participant’s employment terminates during the Performance Period for any reason other than for Cause, the Participant’s Award shall be payable as though the Participant was employed on the last day of the Performance Period, but subject to such reduction or voiding of the Award as the Compensation Committee of the Company’s Board of Directors (the “Committee”), in its absolute discretion, determines to be appropriate. Subject to paragraph 3, any portion of an Award not so voided shall be deliverable to the Participant at such time and on such terms as the Committee shall determine.

3. Performance Measures. A Participant shall be entitled to receive an Award only if the Committee has determined that the applicable Performance Measures for the Performance Period have been achieved. Such determination shall be made as soon as practicable after the end of the Performance Period. To the extent that the Committee exercises discretion in making such determination, such exercise of discretion may not result in an increase in the amount of any Award.

4. Determination And Distribution of Awards.

a.	All Awards shall be paid in Shares of Common Stock of the Company. The number of Shares of Common Stock granted to each such Participant, if any, shall be determined as follows: First, a Financial Performance Award Opportunity shall be established, which shall be equal to (A) the number of Target Award Shares set forth opposite such Participant’s name on Exhibit A, multiplied by (B) the applicable Percent of Target Award set forth in Exhibit B that corresponds to the Performance Measure achievement determined by the Committee in accordance with paragraph 3 above. The actual Award shall then be fixed at 150% of the Financial Award Opportunity; provided, that the Committee shall have the discretion to reduce the actual Award based on such performance and other factors as it determined to be appropriate.

b.	Awards of Shares of Common Stock shall be delivered to Participants as soon as practicable after the date on which the determination described in paragraph 3 above has been made.

5. Additional Participants. Each person who becomes an “executive officer” (as such term is defined Rule 3b-7 under the Securities Exchange Act of 1934, or any successor provision) of the Company after February 16, 2006 and prior to July 1, 2008 shall become a Participant eligible for an Award under the Plan. The Committee shall establish a number of Target Award Shares applicable to such Participant within 30 days after he or she becomes an “executive officer” on the following basis:

•	For a Participant who becomes an “executive officer” prior to July 1, 2006, the number of Target Award Shares shall be determined as if he or she was an eligible Participant at the beginning of the Performance Period.

•	For a Participant who becomes an “executive officer” on or after July 1, 2006 and prior to July 1, 2008, the number of Target Award Shares shall be (a) the number determined as if he or she was an eligible Participant at the beginning of the Performance Period, reduced by (b) 1/36th for each full month that elapsed from the beginning of the Performance Period until such Participant became an “executive officer.”

The Committee shall also have the discretion to add additional Participants who are not “executive officers” on the same basis as applies to “executive officers.”

6. Amendment. The Committee may amend the provisions of these Terms and the attached Schedules to reflect corporate transactions involving the Company (including, without limitation, any acquisition, divestiture, stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares); provided that such amendment may not be adopted on a date or in a manner which would adversely affect the treatment of the Award as Performance-Based Compensation.

7. Committee and Shareholder Approval. These Terms were approved by the Committee on March 27, 2006, subject to the approval by the shareholders of the Company at the 2006 Annual Meeting of Shareholders of an amendment to the 2002 Plan that increases the aggregate number of Shares that may be issued under the 2002 Plan by a number of Shares that exceeds the maximum number of Shares that may be issued as Awards under these Terms. If such amendment is not so approved by shareholders, these Terms, and any rights of Participants with respect to any Awards or potential Awards, shall in all respects terminate and be of no further effect.